UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 1, 2006

TULLY’S COFFEE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Washington	0-26829	91-1557436
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (206) 233-2070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In our Current Report on Form 8-K filed on August 18, 2006, Tully’s Coffee Corporation (“Tully’s”) announced that Mr. John Buller, a member of its board of directors, had been appointed President and Chief Executive Officer and that Tully’s expected to enter into an employment agreement with Mr. Buller.

On September 1, 2006, Tully’s entered into an employment agreement with Mr. Buller. Under the employment agreement, Tully’s agreed that Mr. Buller will receive a base salary of $200,000 per year, effective August 21, 2006. Mr. Buller’s base salary is subject to review in September each year, but shall not be less than $200,000 per year without the mutual agreement of the parties. Mr. Buller shall be eligible for additional equity and cash compensation based on an incentive and bonus plan for meeting certain milestones. The agreement provides that the incentive compensation plan is to be agreed upon by the parties by October 1, 2006. Mr. Buller will receive an automobile allowance of $650 per month and will be entitled to all benefits offered generally to Tully’s employees.

The employment agreement also provides that Mr. Buller will receive options to purchase 500,000 shares of common stock for $1.50 per share, with vesting as follows:

Options for 100,000 shares vested on September 1, 2006

Options for 100,000 shares shall vest on August 21, 2007

Options for 100,000 shares shall vest on August 21, 2008

Options for 100,000 shares shall vest on August 21, 2009

Options for 100,000 shares shall vest on August 21, 2010

Mr. Buller’s employment is generally terminable by Mr. Buller on 30 days written notice. His employment may be terminated by Tully’s “for cause” (which is defined to be (i) commission by Mr. Buller of any act of theft, fraud, or dishonesty with respect to Tully’s business; (ii) breach by Mr. Buller of any of the material terms and conditions of this Agreement which breach is not remedied to Tully’s satisfaction within ten days of written notice of the same to Mr. Buller; (iii) Mr. Buller’s engaging in willful and serious misconduct that is injurious to Tully’s reputation or business; or (iv) Mr. Buller’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or which arises out of any act involving moral turpitude) and there are no severance payment obligations due to Mr. Buller in that event.

If Mr. Buller’s employment is terminated by Tully’s “without cause,” he will be entitled to receive certain severance benefits. If terminated “without cause” on or before February 21, 2008, Mr. Buller will receive severance pay equal to two years of his then current base salary, paid out monthly, plus a one-time payment of $100,000. If terminated “without cause” after February 21, 2008, Mr. Buller will receive severance pay equal to one year of his then current base salary, paid out monthly. Further, all unvested stock options that would otherwise have vested in the one year period after the effective date for termination of his employment will vest as of the termination date. If a change in control of Tully’s occurs within four months after the effective date of Mr. Buller’s termination, at Mr. Buller’s option he may receive the payments provided under the change in control provisions (described below) in lieu of receiving the severance payments.

In the event of Mr. Buller’s termination by Tully’s or a third party as a result of a change in control, Mr. Buller will receive severance pay equal to two years of his then current base salary, paid out monthly, plus a one-time payment of $100,000 and all of his unvested stock options will vest as of the termination date. For this purpose, a “change in control” means either (i) a sale of substantially all of the assets of Tully’s to a third party other than as part of a transfer of said assets to an entity directly or indirectly controlled by existing Tully’s shareholders holding a majority of the outstanding shares of the common voting stock of Tully’s; or (ii) a sale of more than fifty percent (50%) of the outstanding voting stock of Tully’s to one or more third parties in a single transaction or series of transactions (the sale of stock by shareholders as secondary sellers in connection with a public offering of stock by Tully’s, and sales of stock by shareholders in a public stock market after a public offering of stock by Tully’s are not considered to be sales in a single transaction or series of transactions).

The employment agreement for Mr. Buller is attached as Exhibit 10.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
10.1	Employment Agreement for John Buller dated as of September 1, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TULLY’S COFFEE CORPORATION

Date: September 1, 2006	By:	/s/ Kristopher S. Galvin
Kristopher S. Galvin
Executive Vice-President and Chief Financial Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Agreement for John Buller dated as of September 1, 2006